Exhibit 11 - Computation of Earnings Per Share

                                          3 MONTHS ENDED
                                             MARCH 31,
Primary:                                 1996         1995
                                      -----------------------
Weighted average shares outstanding 3,481,818 3,471,875 Net effect of dilutive stock options - based on the
   treasury stock method using
   average market price                  217,668       44,370
                                      -----------------------
Totals                                 3,699,486    3,516,245

Net Income                            $  283,881   $  217,725
                                      =======================
Net Income Per Share                  $     0.08   $     0.06
                                      =======================


Fully Diluted:
Weighted average shares outstanding 3,481,818 3,471,875 Net effect of dilutive stock options - based on the
   treasury stock method using
   the higher of the average
   or the closing price                  224,570       54,900
                                      -----------------------
Totals                                 3,706,388    3,526,775

Net Income                            $  283,881   $  217,725
                                      =======================
Net Income Per Share                  $     0.08   $     0.06
                                      =======================

All shares outstanding have been restated to give effect to the 5-for-4 stock split declared during September 1995.